PROSPECTUS SUPPLEMENT                     FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated June 22, 2000)                 REGISTRATION NO.  333-36480



                      [REGIONAL BANK HOLDRS(SM) TRUST LOGO]

                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS(SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated June 22, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS(SM) Trust.

     The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:


                                                          Share         Primary
 Name of Company (1)                       Ticker        Amounts    Trading Market

AmSouth Bancorporation                     ASO              12          NYSE
Bank One Corporation                       ONE              33          NYSE
BB&T Corporation                           BBT              10          NYSE
Comerica Incorporated                      CMA               5          NYSE
Fifth Third Bancorp                        FITB           13.5         NASDAQ
F1eetBoston Financial Corporation          FBF              25          NYSE
KeyCorp                                    KEY              13          NYSE
Marshall & Ilsley Corporation               MI               3          NYSE
Mellon Financial Corporation               MEL              14          NYSE
National City Corporation                  NCC              18          NYSE
Northern Trust Corporation                 NTRS              7         NASDAQ
The PNC Financial Services Group, Inc.     PNC               9          NYSE
State Street Corporation                   STT              10          NYSE
SunTrust Banks, Inc.                       STI               9          NYSE
Synovus Financial Corp.                    SNV               8          NYSE
U.S. Bancorp                               USB           56.83          NYSE
Wachovia Corporation(1)                     WB              41          NYSE
Wells Fargo & Co.                          WFC              24          NYSE
-----------------------


(1) On September 4, 2001, First Union Corporation completed its merger with Wachovia Corporation. As a result of the merger, each share of First Union was converted into a share of the new Wachovia, and each share of Wachovia was exchanged for two shares of the new Wachovia. The share amount of Wachovia represented by a round-lot of 100 Regional Bank HOLDRS is now 41.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2001.